Exhibit 99.1

Contact:               Marc Grossman

Sr. Vice President – Corporate Affairs

Hilton Hotels Corporation

(310) 205-4030 phone

marc_grossman@hilton.com

MATTHEW J. HART TO BECOME CHIEF EXECUTIVE OFFICER

OF HILTON HOTELS CORPORATION EFFECTIVE JAN. 1, 2008

Beverly Hills, California, May 24, 2007 – The Board of Directors of Hilton Hotels Corporation (NYSE:HLT) announced today that Matthew J. Hart, the company’s president and chief operating officer, will assume the role of president and chief executive officer effective January 1, 2008.  Mr. Hart, 54, who was also elected to the company’s board in January 2007, will replace Stephen F. Bollenbach as company CEO.

As previously announced, Mr. Bollenbach will retire as CEO December 31, 2007, but continue as co-chairman of the board and serve as an employee consultant.

The following executives continue reporting directly to Mr. Hart:  Ian R. Carter, executive vice president and chief executive officer, Hilton International; Thomas L. Keltner, executive vice president and chief executive officer, Americas and Global Brands; Antoine Dagot, executive vice president and president/chief executive officer, Hilton Grand Vacations Company; Tim Harvey, executive vice president, global distribution services and chief information officer; and Molly McKenzie-Swarts, executive vice president, human resources, diversity and administration.  In addition, Madeleine A. Kleiner, executive vice president, general counsel and corporate secretary, and Robert M. La Forgia, executive vice president and chief financial officer begin reporting to Mr. Hart effective immediately.

Mr. Hart will become only the fourth chief executive officer in the company’s nearly 90-year history, following Conrad N. Hilton, Barron Hilton and Mr. Bollenbach.  Since joining Hilton in 1996, he has been instrumental in completing several strategic transactions, including the acquisitions of Bally’s Entertainment, Promus Hotel Company and Hilton International; creating and implementing the company’s financial strategy; overseeing the acquisition of numerous hotel properties; and introducing several new product, service and marketing initiatives, including the launch of the company’s new luxury brand, The Waldorf=Astoria Collection.

- more -

“With his nearly 30 years of experience in the lodging industry, and the breadth of his responsibilities here at Hilton since 1996, including driving our financial and operational activities, Matt is uniquely suited to lead our company into the future and strengthen our position as the premier global hotel company,” said Mr. Bollenbach.  “This is the next logical step in Matt’s career and one that he is perfectly equipped to take on.  The Board of Directors and I are confident that Matt and his team will take Hilton to new heights in the coming years.”

Mr. Hart said: “I am deeply honored to follow as CEO such respected business leaders and pioneers as Barron and Steve, and am grateful for the confidence the Board has shown in me.  Our company’s worldwide prospects and opportunities have never been greater, and with the industry’s best management team and 100,000 talented and dedicated team members around the world, we look forward to continue delivering great results to our customers, to our owners and to our shareholders.”

One of the most visible and respected executives in the lodging industry, Mr. Hart is highly regarded for his participation in and leadership of numerous industry organizations and events.  He is a featured annual panelist and speaker at the prestigious NYU Lodging Conference and was the keynote speaker at the 2007 International PowWow, the travel industry’s premier business exhibition.  In addition, he is active in the American Hotel & Lodging Association’s Industry Real Estate Financing Advisory Council (IREFAC), receiving the organization’s Lifetime Achievement Award in 2003.

After joining Hilton in 1996 as executive vice president and chief financial officer, Mr. Hart was named president and chief operating officer in 2004.  Prior to joining Hilton, he was senior vice president and treasurer for the Walt Disney Company, before which he served as executive vice president and chief financial officer for Host Marriott Corporation.  He also held various financial positions with Marriott Corporation (prior to the formation of Host Marriott), which he joined in 1981 as manager, project finance.  Mr. Hart also was a lending officer with Bankers Trust Company in New York.

In addition to serving on Hilton’s board of directors, Mr. Hart is a director of US Airways Group, Inc., Kilroy Realty Corporation and the non-profit Heal the Bay.  He graduated cum laude from Vanderbilt University in 1974 and received his MBA from Columbia University in 1976.  Mr. Hart lives in Brentwood, California with his wife and three children.

#  #  #